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XL GROUP LTD
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Dear Colleagues,
As you read in the recent announcement regarding the integration planning workstreams, we are well under way in planning for the numerous opportunities ahead of us in anticipation of the AXA-XL deal.
All workstreams related to the study of the creation of the new entity, combining AXA CS, AXA Matrix, AXA Art and XL Catlin strengths and talents, as well as those related to the integration of this new entity within AXA Group’s broader standards and interaction with Head Office functions are now launched and up to speed. These plans will be implemented upon completion of the legal, regulatory, shareholder approval and other steps needed to complete the AXA-XL deal and subject to the consultation of employee representatives wherever needed.
If you were with us during the XL and Catlin integration, you’ll recall that shortly after we announced that transaction, we were able to share the proposed leadership team for the future XL Catlin. However, because the nature and requirements of this deal are different, we will not be able to make quite the same type of announcement until after the close. For now, we are able to share plans affecting members of the XL Catlin Insurance Leadership Team and the XL Group Leadership Team.

•	Reinsurance will continue to be led by Charles Cooper.

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In Insurance, we intend for Neil Robertson and Jason Harris, currently Chief Executive Insurance Underwriting and Chief Executive International Insurance, to each take on new roles as Chief Executives for Global Specialty and Global P&C respectively. Doug Howat has decided to leave the company while Joe Tocco will remain as Chief Executive for North America Insurance, reporting to Jason. These changes will be effective July 1.

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Kelly Lyles will continue in her current role as Chief Executive for Client and Country Management and will add Communications and Marketing to her remit, after the departure of Paul Jardine, led by Elliott Bundy.

•	Underwriting Capital Management, including Ceded Re and Alternative Capital, will continue to be led by Mark Van Zanden, currently Chief Executive P&C Underwriting Capital Management.

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We intend to create a more connected Data and Analytics group, including some of our innovation efforts, led by Paul Shedden, currently Chief Executive Insurance Pricing & Analytics. In addition to Strategic Analytics, led by Kim Holmes, effective July 1 Paul’s team will include our Enterprise Data efforts, led by Henna Karna, as well as Accelerate, led by Vincent Branch. For some time we’ve thought of bringing the analytics, data, and innovation work closer together and this is a good opportunity to take that step. Additionally, Paul Brand, who currently is leading Accelerate, is planning to leave the organization at the end of June.

Thank you to Paul and Doug. Their dedication was critical in creating XL Catlin and in making it a success. We wish them well for their future endeavors.
Then, as to plans regarding some of the current XL Group Leadership Team:
Susan Cross, XL’s Chief Actuary, Kirstin Gould, XL’s General Counsel, Paul Jardine, XL’s Chief Experience Officer, and Eileen Whelley, XL’s Chief Human Resources Officer are all expected to leave the company at or shortly after the close of the transaction, as we transition from a standalone public company to a new entity of AXA Group.
As a result, and to prepare those transitions, we are planning for the following, with changes to be effective with the above-mentioned departures:

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Steve Robb will continue as CFO and will oversee Investments, led by Andre Keller. We expect that Steve will also oversee Actuarial Reserving at the departure of Susan, to be led by Jean-Luc Allard, currently Head of Reserving & Group Financial Reporting.

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Sean McGovern, currently XL Catlin’s Chief Compliance Officer and Head of Regulatory and Government Affairs, is expected to add to his current responsibility for compliance, leadership for claims and legal after the departure of Paul and Kirstin. As recently announced, Brent Hoffman, will continue to lead claims.

•	Nikki Gonzalez, currently Senior HR Business Partner is expected to lead Human Resources after the departure of Eileen.

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Myron Hendry will continue in his role as Chief Platform Officer until close and as we’ve previously shared will continue to lead the integration from the XL Catlin side for a period of time following the closing.

•	Adi Spieler will continue in his current role as Chief Platform Officer for Insurance until close and is expected to take a new role within AXA Group.

We also want to take this opportunity to thank Susan, Kirstin, Paul and Eileen for their many contributions. They have each played a unique role across the Company and we look forward to celebrating their careers at XL Catlin in the months ahead. And, in the meantime, each of them has critical roles to play and we thank them for their dedication.
We have also asked two senior leaders of AXA to work in project mode on the outline and organization of two functions which will report directly to Greg:

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Matthieu Caillat, currently CEO of AXA CS France and Deputy Global CUO of AXA CS, will be responsible for preparing the outline of a future COO function, partnering with Myron and Adi, while keeping the responsibilities that he has today within AXA CS until the integration.

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Noel Richardson, currently Group Head of Life, Savings and Health Insurance and Risk Management at AXA, will be responsible for designing the outline of the future Risk Management function, partnering with Fid Norton and supporting a smooth integration of XL within AXA’s broader risk management standards; while keeping the responsibilities he has today within AXA until the closing.

And finally, we would like also to highlight three senior AXA leaders who will be giving their support as we plan for our future:

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Doina Palici-Chehab, currently Executive Chair of AXA CS, AXA Art and AXA Matrix, will take on the additional role of Chief Integration Officer responsible for overseeing the integration planning process. In this role Doina will report to Thomas Buberl and be critical in supporting both the AXA and XL leadership teams over the coming months to ensure a successful integration.

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Rob Brown, CEO of AXA CS will, in addition to his current role, support us in the integration planning as Senior Advisor, while continuing to report to Doina Palici-Chehab, Executive Chair of AXA CS, Art and Matrix.

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Alison Black, currently Head of HR for AXA CS, reporting to Rob Brown, will take on the additional responsibility of HRD supporting the integration for AXA, reporting to Karima Silvent, AXA Group Head of HR.

Thank you for your patience as we work to define our organization and move through the integration planning.
Look for the information we have shared to-date on the PEN here and keep an eye on the future. Since announcing this transaction, as we have worked with counterparts and leaders at AXA, we are only more convinced that this is the right next step for XL Catlin.
Best,
Mike McGavick and Greg Hendrick